NU SKIN INTERNATIONAL, INC.
1997 KEY EMPLOYEE DEATH BENEFIT PLAN

1.         Establishment and Purpose.

        By approval of the Board of Directors of Nu Skin International, Inc., a Utah corporation (the “Company”), there is hereby established a benefit plan for key employees to be known as the Nu Skin International, Inc. 1997 Key Employee Death Benefit Plan (the “Plan”). The purposes of the Plan are: (a) to enhance the growth and profitability of the Company and any subsidiaries it may have now or in the future by providing greater security to certain officers, directors, and employees and their families and (b) to attract and retain officers, directors, and employees of outstanding competence and ability.

2.         Definitions.

        For the purposes of this Plan, the following terms shall have the indicated meanings:

            a.        “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

            b.        “Company” shall mean the Company and shall include each of its present and future subsidiaries, which are defined to include any corporation, partnership, or other organization in which the Company has proprietary interest by reason of share or equity ownership or otherwise, but only if the Company owns or controls, directly or indirectly, shares or other equity interests possessing not less than 50% of the total combined voting power of all classes of stock or other equity interests in such corporation, partnership, or organization. However, for purposes of determining whether a person is an officer or shareholder of the Company, the term “Company” shall not include any subsidiary.

            c.        “Committee” shall mean a Committee of members of the Board of Directors established by the Board of Directors to administer this Plan, or its functional successor, unless no committee has been designated by the Board of Directors to administer this Plan, in which case the entire Board of Directors shall constitute the Committee to administer this Plan. Committee members shall serve at the pleasure of the Board of Directors.

            d.        “Death Benefit” shall mean the insurance benefit payable to the designated beneficiary or beneficiaries of a Participant upon the death of the Participant pursuant to insurance obtained under to this Plan.

            e.        “Participant” shall mean any officer, director, or employee of the Company who has been designated as a Participant by the Committee, and any person on leave of absence from the Company while serving as a full-time missionary for any legally recognized ecclesiastical organization, who was designated as a Participant by the Committee prior to the commencement of such leave of absence.

3.        Administration.

            a.        The Plan shall be administered by the Committee. Subject to the provisions of this Plan, the Committee shall have sole and complete authority to: (i) select Participants after receiving the recommendations of the management of the Company; (ii) determine the amount of any death benefit payable under this Plan; (iii) determine the amount and terms of such insurance obtained by the Company under this Plan; (iv) adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of this Plan; (v) construe and interpret this Plan, the rules and regulations, and the instruments utilized hereunder; and (vi) make all determinations deemed advisable or necessary for the administration of this Plan. All determinations by the Committee shall be final and binding unless otherwise determined by the Board of Directors.

            b.        The Committee shall hold meetings at such times and places as it may determine. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of this Plan. A quorum of the Committee shall consist of a majority of its members, and the Committee may act by a majority vote of its members at a meeting at which a quorum is present, or without a meeting by a written consent to the action taken, signed by all members of the Committee. The Board of Directors may from time to time appoint members to the Committee in substitution of members previously appointed and fill any vacancies, however caused, in the Committee.

4.         Designation of Participants.

        The Committee shall, in its sole and absolute discretion, designate employees, officers and directors of the Company as Participants in the Plan, and the amount of Death Benefit to which each such Participant shall be entitled. Unless otherwise provided by the Committee, all persons who (1) are officers of the Company and have the rank of chairman of the board, president, chief executive officer, or vice president and are shareholders in the Company or (2) are designated by the Committee as key shareholders of the Company, shall be deemed designated as Participants in the Plan and shall be entitled to a Death Benefit of $1,000,000. Unless otherwise provided by the Committee, all persons who are officers of the Company and have the rank of vice president, but are not shareholders in the Company, shall be deemed designated as Participants in the Plan and shall be entitled to a Death Benefit under the Plan of $500,000.

5.        Death Benefit.

        The Company shall procure and pay all premiums for insurance upon the life of each Participant, providing to the Participant a Death Benefit in the amount established pursuant to Section 4 hereof, with the right to the Participant to designate the beneficiary of such insurance. The Participant shall have the right to assign all of the Participant’s rights in the policy pursuant to U.C.A. §31A-22-412. The terms of any insurance policy obtained by the Company shall be determinative as to the right of any person to any benefit under such insurance policy. The Company may provide the benefits under this Plan through the adoption of a split-dollar arrangement with any or all of the participants, as the Company may determine, in its sole and absolute discretion.

6.         Beneficiary Designation.

        Designation of beneficiaries of insurance provided under this Plan shall be accomplished in accordance with the terms of such insurance.

7.         Employment Rights.

        Neither this Plan nor any action taken hereunder shall be construed as giving any employee of the Company the right to become a Participant nor any right to be retained in the employ of the Company.

8.         Protection of Company.

        The Company reserves the right not to pay any premium or other payment for any insurance procured by the Company under this Plan at any time, for any or no reason, provided, however, that to the extent that the insurance provided under this Plan may, under the terms of such insurance, be assumed and paid for by the Participant, the Participant may pay such premium or other payment and continue such insurance in force. The Company’s sole obligation shall be to provide reasonable notice to the Participant of its determination not to pay any such premium or other payment.

9.         Withholding.

        The Company shall have the right to deduct or withhold from any other compensation payments made to the Participant, any Federal, state, or local taxes, including transfer taxes, required by law to be withheld or to require the Participant to pay any amount, or the balance of any amount, required to be withheld as a condition to receiving a benefit hereunder.

10.         Relationship to Other Benefits.

        No benefits under this Plan shall be taken into account in determining any benefits under any pension, retirement, group insurance, or other employee benefit plan of the Company, whether now existing or hereafter adopted. This Plan shall not preclude the shareholders of the Company, whether now existing or hereafter adopted. This Plan shall not preclude the shareholders of the Company, the Board of Directors or any committee thereof, or the Company from authorizing or approving other employee benefit plans or forms of incentive compensation, nor shall it limit or prevent the continued operation of other incentive compensation plans or other employee benefit plans of the Company or the participation in any such plans by Participation in this Plan.

11.         No Trust or Fund Created.

        Neither this Plan nor any benefit conferred hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.

12.         Accounts.

        There shall be maintained separate accounts for the Participants under this Plan.

13.         Expenses.

        The expenses of administering this Plan shall be borne by the Company.

14.         Indemnification.

        Service on the Committee for purposes of this Plan only shall constitute service as a member of the Board of Directors so that members of the Committee shall be entitled to indemnification and reimbursement similar to directors of the Company pursuant to its Articles of Incorporation, By-Laws or resolutions of its Board of Directors or shareholders.

15.         Tax Litigation.

        The Company shall have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to this Plan and that the Company believes to be important to the Company and to conduct any such contest or any litigation arising therefrom to a final decision.

16.         Amendment and Termination.

        The Board of Directors may modify, amend, or terminate this Plan in any respect at any time. The Company may terminate insurance under this Plan at any time.

17.         Governmental and Other Regulations.

        This Plan shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency which may, in the opinion of the counsel for the Company, be required. This Plan is not, nor is it intended to be, an “employee benefit plan” or “plan” as those terms are defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.

18.         Governing Law.

        This Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Utah.

19.         Effective Date.

        This Plan shall not be effective unless and until adopted by action of the Board of Directors, and shall be effective upon the day and date specified in the adoptive resolution of the Board of Directors.

DATED the 4th day of April, 1997.

By order of the Board of Directors

NU SKIN INTERNATIONAL, INC.

/s/  Blake M. Roney
By:     Blake M. Roney

ATTEST:

/s/ Steven J. Lund
Secretary